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EXHIBIT 99.1


PRESS RELEASE


                    FIRST FEDERAL BANCSHARES, INC. ANNOUNCES
                              2ND QUARTER EARNINGS


Colchester, Ill. - July 30, 2003 - First Federal Bancshares, Inc. (NASDAQ -
FFBI), the holding company for First Federal Bank, announced net income of $788,000 or $.42 per share for the quarter ended June 30, 2003 compared to $485,000 or $.26 per share for the quarter ended June 30, 2002. Diluted earnings per share were $.40 per share and $.26 per share for both periods, respectively. The increase in net income is primarily a result of an increase in net interest income and noninterest income, offset by increases in noninterest expense and the income tax provision. Net income was $1.4 million or $.75 per share for the six months ended June 30, 2003, compared to $1.0 million, or $.54 per share for the six months ended June 30, 2002.

Net interest income for the quarter ended June 30, 2003 totaled $2.0 million compared to $1.8 million for the prior year quarter. The increase in net interest income was primarily a result of an increase in the average balance of interest-earning assets and interest-bearing liabilities as a result of the Company's acquisition of PFSB Bancorp, Inc. in November 2002, partially offset by a decrease in the net interest margin to 2.58% from 2.93% for the quarters ended June 30, 2003 and 2002, respectively. The decrease in the net interest margin was a result of the continued repricing of assets due to loan refinancings and paydowns on mortgage-backed securities combined with a decrease in the ratio of interest-earning assets to interest-bearing liabilities to 114.05% for the quarter ended June 30, 2003 from 120.65% for the quarter ended June 30, 2002.

Noninterest income increased to $730,000 for the quarter ended June 30, 2003 compared to $101,000 for the prior year quarter. The increase was a result of a $216,000 increase in net gains on the sale of securities due to the sales of available for sale securities during the quarter. In addition, other income increased due to a $355,000 recovery related to certificates of deposit purchased through a broker who was charged by the SEC with securities fraud in connection with these certificates of deposit. This recovery represents 59.6% of the allowed claim. During the quarter ended December 31, 2001, the Company recorded an impairment loss of $596,000 related to these certificates of deposit. There has been no indication at this time as to what amounts, if any, the Company might further recover in the future with respect to these certificates of deposit. The remainder of the increase in noninterest income was attributed to an increase of $22,000 in service charge income and an increase of $26,000 in other fee income, both due to the increase in deposit accounts acquired and the related fee income as a result of the PFSB acquisition.



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Noninterest expense increased to $1.5 million for the quarter ended June 30,
2003 from $1.1 million in the prior year's second quarter. The increase was primarily a result of increased compensation and benefits expense of $328,000 associated with an increase in the number of employees due to the PFSB acquisition and an increase in employee benefits expense including health insurance premiums and retirement funds, partially offset by a decrease in other noninterest expenses.

Total assets were $337.5 million at June 30, 2003 compared to $316.4 million at December 31, 2002. The increase in total assets was largely due an increase of $41.7 million in securities, offset by a $7.1 million decrease in cash and cash equivalents resulting from the timing of called and purchased securities, and a decrease of $13.9 million in loans. Loans decreased primarily as a result of portfolio loans refinancing into the Federal Home Loan Bank Mortgage Partnership Finance fixed-rate program and also to other competitors due to the low interest rate environment.

During the first quarter of 2003, in accordance with FAS 115, the Company reevaluated the classification of the securities portfolio. As a result of the acquisition of PFSB, changes in the structure of the balance sheet, and for asset/liability management purposes, management revised the Company policy to classify all securities as available- for-sale. Effective January 31, 2003, the Company reclassified all of its securities held-to-maturity to securities available-for-sale. The securities that were reclassified had a book value of $24.2 million and a fair value of $24.5 million as of that date. The reclassification of these securities resulted in a decrease in securities held-to-maturity of $24.5 million from December 31, 2002 to March 31, 2003, and the majority of the $35.2 million increase in available-for-sale securities during the same period.

Stockholders' equity increased to $48.5 million at June 30, 2003 from $47.0 million at December 31, 2002. The increase was primarily a result of net income totaling $1.4 million, and an increase in the fair value of securities available-for-sale, net of tax, of $155,000.

First Federal Bancshares, Inc. is headquartered in Colchester, Illinois with five additional full-service west-central Illinois branches located in Quincy
(2), Mt. Sterling, Macomb, and Bushnell, and three additional full-service northeastern Missouri branches located in Palmyra, Canton, and Kahoka. Financial highlights of the Company are attached.

Statements contained in this news release that are not historical facts may constitute forward-looking statements (within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended), which involve significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company and the subsidiaries include, but are not limited to, changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including the U.S. treasury and the Federal Reserve Board, the quality or composition of the Company's loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company's market area, the possible short-term dilutive effect of potential acquisitions and accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating forward looking statements and undue reliance should not be placed on such statements.





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


                                 FIRST FEDERAL BANCSHARES, INC.
                                 SELECTED FINANCIAL INFORMATION

                                                              JUNE 30,                       DECEMBER 31,
                                                                2003                             2002
                                                                ----                             ----
                                                                           (In thousands)
SELECTED FINANCIAL CONDITION DATA
Total assets                                              $     337,492                   $      316,400
Cash and cash equivalents                                        35,733                           42,827
Loans receivable, net                                           136,371                          150,269
Securities                                                      157,778                          116,033
Deposits                                                        270,653                          263,834
Advances from Federal Home Loan Bank                              4,000                            4,000
Stockholders' equity                                             48,466                           47,031

                                                   THREE MONTHS ENDED                  SIX MONTHS ENDED
                                                        JUNE 30,                           JUNE 30,
                                                 2003              2002             2003              2002
                                                 ----              ----             ----              -----
                                                                       (In thousands)
SELECTED OPERATIONS DATA
Total interest income                       $     3,768       $     3,240       $    7,800       $     6,516
Total interest expense                            1,746             1,489            3,561             3,026
                                            -----------       -----------       ----------       -----------
Net interest income                               2,022             1,751            4,239             3,490
Provision for loan losses                             -                 -                -                 7
                                            -----------       -----------       ----------       -----------
Net interest income after provision
   for loan losses                                2,022             1,751            4,239             3,483
Noninterest income                                  730               101              928               209
Noninterest expense                               1,472             1,097            2,895             2,078
                                            -----------       -----------       ----------       -----------
Income before taxes                               1,280               755            2,272             1,614
Income tax provision                                492               270              867               612
                                            -----------       -----------       ----------       -----------
Net income                                  $       788       $       485       $    1,405       $     1,002
                                            ===========       ===========       ==========       ===========

Earnings per share
   Basic                                    $       .42               .26              .75               .54
   Diluted                                          .40               .26              .74               .53

                                                   THREE MONTHS ENDED                  SIX MONTHS ENDED
                                                        JUNE 30,                           JUNE 30,
SELECTED FINANCIAL RATIOS (1)                    2003              2002             2003              2002
-----------------------------                    ----              ----             ----              ----
Return on average assets                          .98 %            .80 %             .88 %            .83 %
Return on average equity                         6.56             4.43              5.89             4.57
Average equity to average assets                14.86            18.00             14.88            18.12
Interest rate spread during the period           2.27             2.42              2.41             2.41
Net interest margin                              2.58             2.93              2.74             2.94
General and administrative expenses
   to average assets                             1.82             1.80              1.81             1.72
Efficiency ratio (2)                            53.49            59.23             56.03            56.18


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                                                     AS OF              AS OF
                                                JUNE 30, 2003      JUNE 30, 2002
                                                -------------      -------------

Non-performing assets to total assets                   .60 %             . 33%

Book value per share (3)                         $    25.07         $    23.22

Number of shares outstanding                      1,933,356          1,855,335

    (1) All applicable quarterly ratios reflect annualized figures.
    (2) Represents noninterest expense divided by net interest income plus noninterest income.
    (3) Represents total equity divided by actual number of shares outstanding which is exclusive of treasury stock and unearned ESOP shares.

-------------------------------------
Contact:
    First Federal Bancshares, Inc.
    James J. Stebor, 309-776-3225